EMPLOYMENT AGREEMENT

        The Employment Agreement dated as of October 4, 2004 (the “Effective Date”) is by and between National Medical Health Card Systems, Inc., a Delaware corporation (the “Company”), and Bill Masters (the “Executive”).

        WHEREAS, the Company is engaged in providing comprehensive prescription benefit management services to the general commercial market; and

        WHEREAS, the Company desires to employ the Executive pursuant to the terms and conditions set forth herein; and

        WHEREAS, The Executive desires to enter into employment with the Company on the terms and conditions set forth herein.

        NOW, THEREFORE, in consideration of the mutual promises, terms, covenants and conditions set forth herein, and the performance of each, the parties, intending legally to be bond, hereby agree as follows:

AGREEMENTS

         Section 1.       Definitions. For purposes of the Agreement, the following terms have the meanings set forth below:

        “Base Salary” has the meaning set forth in Section 4.1.

        “Board” means the Board of Directors of the Company as the same is constituted from time to time.

        “Cause” means (a) the commission by the Executive of any act, on or after the date of the Agreement, constituting, as to any cash funds or other receipts of the Company, or any material property of the Company or any other Person, (i) theft, (ii) embezzlement, (iii) fraud, (iv) misappropriation of material property under applicable law, or (v) wilful non-disclosure and misappropriation of any corporate opportunity, (b) the arrest or indictment of the Executive of a crime resulting in material injury to the business or property of the Company or of moral turpitude , (c) the performance by the Executive of his duties pursuant to this Agreement in a manner that is to be negligent or (d) the material breach by the Executive of the Agreement, including but not limited to the failure by the Executive to follow all reasonable and lawful directions of the Board or the Chairman of the Company as to any material matter or the taking of any action by the Executive that would be reasonably likely to cause material injury to the Company or that would be in conflict with any material interest to the Company.

        “Change of Control” means any consolidation or merger of the Company with or into another company where the Company is not the survivor or the conveyance of all or substantially all of the assets of the Company to another company or a change of ownership of more than 50% of the Company’s common stock.

        “Confidential Information” means information that is not generally known to the public and that was or is used, developed or obtained by the Company in connection with its business, including (a) products or services, (b) fees, costs and pricing structures, (c) designs, (d) analyses, (e) drawings, photographs and reports, (f) computer software, including operating systems, applications and program listings, (g) flow charts, manuals and documentation, (h) data bases, (i) accounting and business methods, (j) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (k) customers and clients and customer or client lists, (l) other copyrightable works, (m) all technology and trade secrets, and (n) all similar and related information in whatever form or medium. Confidential Information does not include any information that has been published in a form generally available to the public prior to the date of disclosure or use of such information. Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

        “Employment Period” has the meaning set forth in Section 2 and Section 5 of the Agreement.

        “Executive”means Bill Masters.

        “Intellectual Property” has the meaning set forth in Section 7 of the Agreement.

        “PBM Services” shall mean, services associated with the prescription benefit management business, including but not limited to: (i) claims administration, (ii) establishment and administration of a pharmacy network and benefits, (iii) mail order pharmacy services (by phone, fax or internet), (iv) drug utilization review, (v) disease state management and delivery of specialty pharmacy benefits, (vi) formulary creation and administration, (vii) rebate negotiation and administration, and (viii) therapeutic substitution programs.

        “Permanent Disability” shall have occurred if as a result of physical or mental incapacity, the Employee shall have been incapable of performing Employee’s essential duties hereunder for a period in excess of 13 consecutive weeks in any calendar year, or an aggregate of 26 weeks in any 12 month period.

        “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

        “Reimbursable Expenses” has the meaning set forth in Section 4.5 of the Agreement.

        “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or a combination thereof, or (b) if a partnership, limited liability company, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of the Person or a combination thereof. For purposes of the Agreement, a Person or Persons will be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons are allocated a majority of partnership, limited liability company, association or other business entity gains or losses or control the managing director or member or general partner of such partnership, limited liability company, association or other business entity.

        Section 2. Employment. The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, upon the terms and conditions set forth in the Agreement, for the period provided in Section 5 (the “Employment Period”).

      Section 3.     Position and Duties.

        3.1 Position. During the Employment Period, the Executive will serve as Chief Information Officer of the Company and will perform such executive and management duties as may, from time to time, be determined and assigned to the Executive by the Chief Executive Officer of the Company or his designee.

        3.2 Performance of Duties; Other Activities. The Executive shall devote his full and best efforts, attention and skills toward performing his duties on behalf of the Company, and his full business and professional time to fully and faithfully perform such duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner. The Executive shall do such traveling as may reasonably be required in connection with the performance of his duties and responsibilities hereunder.

       Section 4.     Base Salary and Benefits.

        4.1 Base Salary. During the Employment Period, the Executive’s base salary will be at the rate of $210,000 per annum (the “Base Salary”), plus annual increases approved by the Chief Executive Officer and the Compensation Committee based upon an evaluation of Executives achievements and contributions in the sole discretion of the Chief Executive Officer and the Compensation Committee. Base Salary will be payable by the Company in regular installments in accordance with the general payroll practices of the Company as in effect from time to time.

        4.2 Bonus. In addition to the Base Salary, the Executive shall be eligible for annual bonuses (the “Bonus”), in accordance and payable with the Company’s Executive Management Bonus Plan.

    (a)        You will be eligible to receive 35% of base pay as an annual cash incentive if 100% of predetermined corporate performance targets are achieved. Annual performance targets are established by the Board each year and are typically measured by factors that include, sales growth as compared to target, net income as compared to target, return on equity as compared to target, as well as “personal” objectives which will be established by the CEO.

    (b)        Pursuant to the Company’s Long Term Incentive Plan (as such may be amended or modified by the Board of Directors or the Compensation Committee from time to time), Executive shall be eligible to receive annual long term incentive compensation equal to up 50% of Executive’s Base Salary. 50% of such long term incentive compensation shall be paid through the issuance of stock options to purchase common stock of the Company and the remaining 50% of such long term incentive compensation shall be paid through the issuance of either performance based or performance accelerated restricted stock of the Company, as determined by the Company in its sole discretion, in accordance with the terms of the Company’s 2000 Restricted Stock Grant Plan. Notwithstanding the foregoing, the form and mix of long term compensation may be changed by the Board of Directors or the Compensation Committee, in their sole discretion.

        4.3 Benefits. In addition to the Base Salary and Bonus described above, the Executive shall be entitled to the following further benefits during the Employment Period:

    (a)        such major medical, dental, life insurance and disability insurance coverage (collectively, “Benefits”) as is, or may from time to time during the Employment Period, be provided for other executive officers of the Company (provided that nothing herein contained shall be deemed to require the Company to maintain any particular plan or policy); and, in connection herewith, the Executive shall, upon commencement of his full-time employment hereunder, be immediately enrolled in the Company’s current benefit plans (a 30 day waiting period applies to the Company’s 401K plan); and

    (b)        four (4) weeks of paid vacation per year during the Employment Period (to be taken at mutually convenient times so as not to unduly interfere with the business of the Company); and

    (c)        provision of temporary housing at one of the NMHC corporate homes located within a short distance from the Company’s headquarters.

        4.5 Expenses. The Company shall reimburse the Executive for any and all reasonable expenses incurred by him in the course of performing him duties under the Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses (“Reimbursable Expenses”), subject to the Company’s requirements with respect to reporting and documentation of expenses. Moreover, Executive shall be reimbursed for travel related to and from Executives home in Kentucky consistent with the Company’s travel policies.

        4.6 Employee Stock Options. On the Effective Date (as defined herein), Executive shall be granted stock options of the Company (“Initial Option Grant”) pursuant to the Company’s 1999 Stock Option Plan. The Stock Option Agreement regarding the Initial Option Grant is attached hereto as Exhibit A. All Stock Options granted under this Agreement are intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), subject to the limitations of Section 422 of the Code.

      Section 5.     Term and Termination.

        5.1 Term. The Executive’s full-time employment hereunder shall commence upon the (the “Effective Date”), and, unless renewed or modified by written agreement between the Company and the Executive, the Employment Period will terminate on the first anniversary following the Effective Date (the “Term”); provided, that (a) the Employment Period shall terminate prior to such date upon the Executive’s resignation, death or Permanent Disability and (b) the Employment Period may be terminated by the Company at any time prior to such date, if such termination shall be for Cause. Notwithstanding the foregoing, this Agreement shall automatically be renewed for successive additional terms of one (1) year each (upon the expiration of the Term) unless either party, upon thirty days written notice, notifies the other of its intention not to renew the Agreement. The renewal term shall be subject to the right of either party to terminate this Agreement by giving not less than thirty (30) days prior written notice of termination to the other prior to the commencement of any renewal term, such termination to be effective at the conclusion of the term or such renewal term.

        5.2 Unjustified Termination. Except as otherwise provided in Section 5.3 below, if the Employment Period shall be terminated by the Company for any reason other than (a) for Cause, (b) as a result of the Executive’s resignation, or (c) as a result of the death or Permanent Disability of the Executive, (collectively, an “Unjustified Termination”), the Executive shall be entitled to receive (i) an amount equal to the Executive’s then current Base Salary and the benefits to be provided to Executive, as set forth in paragraph’s 4.1 and 4.3 (a) hereof, for a six month period (“Severance Period”) following the Unjustified Termination (“Severance Pay”), so long as the Executive has not breached and does not breach the provisions of Sections 6, 7, 8 or 9 of the Agreement and has executed a release in a form mutually agreeable to both parties. Such Severance Pay shall immediately be reduced dollar for dollar by the amount of any salary or other compensation received by the Executive during the Severance Period from any other entity or Person.

        5.3 Justified Termination. If the Employment Period shall be terminated by the Company for (a) Cause, (b) as a result of the Executive’s resignation, or (c) as a result of the death or permanent disability of the Executive (collectively, a “Justified Termination”), the Executive shall be entitled to receive his Base Salary through the date of termination and reimbursement of all Reimbursable Expenses incurred by the Executive prior to the termination of the Employment Period. A termination for Cause shall become effective on the date designated by the Company. In the case of Justified Termination, Executive shall not be eligible to receive, and the Company shall not be required to pay, any Severance Pay pursuant to Section 5.2 hereof.

        5.4 Benefits. Except as otherwise required by law, all of the Executive’s rights to benefits under the Agreement, if any, accruing after the termination of the Employment Period as a result of a Justified Termination will cease upon such Justified Termination.

        Section 6.      Nondisclosure and Non-Use of Confidential Information. The Executive will not at any time disclose or use any Confidential Information of which the Executive is or becomes aware, during the term of his Employment and for two years thereafter, whether or not such information is developed by him, except to the extent that such disclosure or use is directly related to and required by the Executive’s performance of duties assigned to the Executive pursuant to the Agreement. The Executive will take all appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.

        Section 7.      Ownership of Intellectual Property.In the event that the Executive, as part of his activities on behalf of the Company or any Subsidiary of the Company, generates, authors, or contributes to any service, design, new development, device, product, method, trade secret or process (whether or not patentable or reduced to practice or compromising Confidential Information) or any other form of Confidential Information relating directly or indirectly to the business of the Company or any Subsidiary as now or hereinafter conducted (collectively, “Intellectual Property”), the Executive acknowledges that such Intellectual Property is and shall be the sole and exclusive property of the Company and its Subsidiaries, and hereby assigns all right, title and interest in and to such Intellectual Property to the Company. Any copyrightable work prepared in whole or in part by the Executive will be deemed “a work made for hire” under Section 201(b) of the Copyright Act of 1976, as amended, and the Company will own all of the rights comprised in the copyright herein. The Executive will promptly and fully disclose all Intellectual Property and will cooperate with the Company and its Subsidiaries to protect the Company’s interests in and rights to such Intellectual Property (including providing reasonable assistance in securing patent protection and copyright registrations and executing all documents as reasonably requested by the Company or its Subsidiaries), whether such requests occur prior to or after termination of the Executive’s employment hereunder.

        Section 8. Delivery of Materials upon Termination of Employment. As requested by the Company from time to time and upon the termination of the Executive’s employment with the Company for any reason, the Executive will promptly deliver to the Company all copies and embodiments, in whatever form or medium, of all Confidential Information or Intellectual Property in the Executive’s possession or within his control (including, without limitation, any written records, notes, photographs, manuals, notebooks, documentation, program listings, flow charts, projections, customer or supplier lists, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information or Intellectual Property) irrespective of the location or form of such material and, if requested by the Company, will provide the Company with written confirmation that all such materials have been delivered to the Company.

        Section 9.      Non-Competition. The Executive covenants and agrees that during his employment by the Company, and for a period of two (2) years following the termination for any reason of such employment either directly or indirectly, without the prior written consent of the Company, on his own behalf or in the service or on behalf of others serve anywhere in the United States as an owner, manager, stockholder (except as a holder of no more than l% of the issued and outstanding stock of a publicly traded company), consultant, director, officer or employee of any business entity that provides, develops or sells PBM Services that are similar to or competitive to those provided, offered or sold by the Company; and for a period of two (2) years following the termination for any reason of such employment the Executive shall not, either directly or indirectly (i) solicit or divert or appropriate to or for any competing business, or (ii) attempt to solicit, divert or appropriate to or for any competing business, any PBM Services offered, sold or provided by the Company to or from those entities who are now clients of the Company, joint venturers, or partners with the Company or parties to which Company has submitted a proposal to offer any products or services to customers of Third Party Clients within six (6) months prior to such termination. As used herein, “Third Party Clients” shall mean those institutions and businesses whose clients, customers or members are solicited by the Company for the purchase of PBM services.

        Section 10.      Agreement Not to Solicit Employees.The Executive covenants and agrees that during his employment by the Company, and for a period of three (3) years following termination, for any reason, of such employment, he will not, either directly or indirectly, on his own behalf or in the service or on behalf of others, solicit, divert or hire away, or attempt to solicit, divert or hire away, to any competing business any person employed by the Company, whether or not such employee is a full-time employee or a temporary employee of the Company, and whether or not such employment is pursuant to written agreement and whether or not such employment is for a determined period or is at will.

        Section 11.      Affiliates; Equitable Relief. It is expressly understood that the provisions and limitations of Sections 6, 7, 8, 9 and 10 above shall apply to and with respect to any and all Confidential Information, Intellectual Property, employees and businesses of the Company and any of their subsidiaries or affiliates, as if such Persons and their Confidential Information, Intellectual Property, employees and businesses were expressly named and described herein. The Executive acknowledges that a breach or threatened breach by his of any of his covenants contained in Sections 6, 7, 8, 9 or 10 of the Agreement could cause irreparable harm to the Company and their respective affiliates, for which it or they would have no adequate remedy at law. Accordingly, and in addition to any remedies which the Company or their affiliates may have at law, in the event of an actual or threatened breach by the Executive of his covenants contained in Sections 6, 7, 8, 9 or 10 of the Agreement, the Company and their affiliates shall have the absolute right to apply to any court of competent jurisdiction for such injunctive or other equitable relief as such court may deem necessary or appropriate in the circumstances.

        Section 12.      No Prior Agreements. The Executive hereby represents and warrants to the Company that the execution of the Agreement by Executive, his employment by the Company, and the performance of his duties hereunder will not violate or be a breach of any agreement with a former employer, client, or any other Person. Further, Executive agrees to indemnify and hold harmless the Company and its officers, directors, and representatives for any claim, including, but not limited to, reasonable attorney’s fees and expenses of investigation, of any such third party that such third party may now have or may hereafter come to have against the Company or such other persons, based upon or arising out of any non-competition agreement, invention, secrecy, or other agreement between Employee and such third party that was in existence as of the date of the Agreement. To the extent that Employee had any oral or written employment agreement or understanding with the Company, the Agreement shall automatically supersede such agreement or understanding, and upon execution of the Agreement by Employee and the Company, such prior agreement or understanding automatically shall be deemed to have been terminated and shall be null and void.

      Section 13.     Miscellaneous.

        13.1 Remedies. The Company and the Executive will have all rights and remedies set forth in the Agreement, all rights and remedies which the Company has been granted at any time under any other agreement or contract and all of the rights which the Company has under any law. The Company will be entitled to enforce such rights specifically, without posting a bond or other security, to recover damages by reason of any breach of any provision of the Agreement and to exercise all other rights granted by law or available in equity.

        13.2 Waivers and Amendments. The provisions of the Agreement may be amended or waived only by a written agreement executed and delivered by the Company and the Executive. No other course of dealing between the parties to the Agreement or any delay in exercising any rights hereunder will operate as a waiver of any rights of any such parties.

        13.3 Successors and Assigns. All covenants and agreements contained in the Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the parties and their respective heirs, executors, administrators, personal representatives, successors and assigns, whether so expressed or not; provided that the Executive may not assign his rights or delegate his obligations under the Agreement without the written consent of the Company.

        13.4 Severability. Whenever possible, each provision of the Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of the Agreement.

        13.5 Counterparts. The Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all of which counterparts taken together will constitute one and the same agreement.

        13.6 Descriptive Headings. The descriptive headings of the Agreement are inserted for convenience only and do not constitute a part of the Agreement.

        13.7 Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of the Agreement will be in writing and will be deemed to have been given when delivered personally to the recipient, two business days after the date when sent to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands, and other communications will be sent to the Executive and to the Company at the addresses set forth below.

If to the Executive: Mr. Bill Masters 1560 Roberts Hill Drive Richmond, KY 40475

If to the Company: National Medical Health Card Systems, Inc. 26 Harbor Park Drive Port Washington, NY 10050 Attn: Jonathan Friedman, Esq.

With a copy to (which shall not constitute notice): National Medical Health Card Systems, Inc. 26 Harbor Park Drive Port Washington, NY 10050 Attn: Joseph Fallarino

Or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party.

        13.8 No Third Party Beneficiary. The Agreement will not confer any rights or remedies upon any person other than the Company, the Executive and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.

        13.9 Entire Agreement. The Agreement constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, that may have related in any way to the subject matter hereof.

        13.10 Construction. The language used in the Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Any reference to any federal, state, local or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The use of the word “including” in the Agreement means “including without limitation” and is intended by the parties to be by way of example rather than limitation.

        13.11 Survival. Sections 6, 7, 8, 9, 10 and 11 of the Agreement will survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.

        13.12 Governing Law. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT WILL BE GOVERNED BY THE INTERNAL LAW, AND NOT THE LAW OF CONFLICTS, OF THE STATE OF NEW YORK.

        IN WITNESS WHEREOF, the parties hereto have executed the Agreement as of the date first above written.

NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC. BY: /s/James F. Smith —————————————— James F. Smith President

/s/ Bill Masters —————————————— Bill Masters